Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

RURAL/METRO ANNOUNCES PROPOSED DEBT REFINANCING

SCOTTSDALE, Ariz. (Feb. 9, 2005) – Rural/Metro Corporation (NASDAQ/SC: RURL) today announced that in connection with the financing of its previously announced tender offer for and consent solicitation relating to its 7 7/8% Senior Notes due 2008, it has obtained a commitment for new senior secured credit facilities.

The facilities are expected to include a $120 million term loan B maturing in 2011 and a $20 million revolving credit facility maturing in 2010. The facilities also are expected to include a $15 million letter of credit facility maturing in 2011. The borrower under the facilities is expected to be a newly formed wholly owned subsidiary of the company. The borrower also will offer $140 million in aggregate principal amount of senior subordinated notes due 2015. Rural/Metro intends to offer approximately $50 million in gross proceeds of senior discount notes due 2016.

Rural/Metro expects to use the borrowings under the new senior secured facilities and the proceeds from the offerings of the notes, in addition to about $7 million of the company’s cash, to finance its tender offer for and consent solicitation relating to its existing senior notes, to redeem any existing senior notes not acquired in the tender offer, to repay approximately $153 million of outstanding revolving credit facility borrowings and to pay certain fees and expenses related to the above transactions.

Any issuance of senior subordinated notes or senior discount notes is expected to be through a private placement that would be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S of the Securities Act. The commitment for the credit facilities is subject to certain conditions, including the successful completion of the proposed offerings of the notes. The final terms of any new credit facilities, senior subordinated notes or senior discount notes are still subject to negotiation. Other aspects of the refinancing plan are still under discussion with financing sources and may vary significantly in light of market and other conditions existing at the time the refinancing plan is finalized. There can be no assurance that the borrower or company will successfully enter into its new senior secured facilities or complete the issuance of its senior subordinated notes or senior discount notes.

Any senior subordinated notes or senior discount notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection and other safety services in 23 states and approximately 400 communities throughout the United States.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to consummate any of the tender offer, entering into the new senior secured credit facilities or the issuance of the senior subordinated notes or senior discount notes; collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margin. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.